News Release

HOPE BANCORP ANNOUNCES 10b5-1 SHARE REPURCHASE PLAN

LOS ANGELES - December 3, 2019 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE) today announced that it has entered into a Rule 10b5-1 trading plan to facilitate the repurchase of its common shares in accordance with its $50 million share repurchase program previously announced on July 16, 2019. Repurchases under the Company’s 10b5-1 trading plan, which expires on January 31, 2020, unless the entire repurchase amount has been acquired before that date, will be administered through an independent broker, may be made in the open market or through privately negotiated transactions, and will be subject to the rules of Nasdaq and applicable securities laws and regulations, including Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $15.4 billion in total assets as of September 30, 2019. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 58 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, Oregon, New York City, Northern California and Houston; commercial loan production offices in Northern California and Seattle; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained or accessible therein.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include our expectations regarding the repurchases of our common stock under the stock repurchase program. Forward-looking statements include all statements that are not historical fact. Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include our stock price, the trading volume of our stock, the nature of other investment opportunities presented to us from time to time, our cash flows from operations, general economic conditions, and other risks and uncertainties that are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent reports that we file with the Securities and Exchange Commission. Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements, except as required by law.

Contacts:

Alex Ko EVP & Chief Financial Officer 213-427-6560 alex.ko@bankofhope.com	Angie Yang SVP, Director of Investor Relations & Corporate Communications 213-251-2219 angie.yang@bankofhope.com
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